Exhibit 1.04

Cibus, Inc.

Lock-Up Agreement

June 1, 2023

Cibus, Inc.

6455 Nancy Ridge Drive

San Diego, CA

Re:	Cibus, Inc. - Lock-Up Agreement

Ladies and Gentlemen:

This Lock-Up Agreement (this “Agreement”) is being entered into in connection with the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 13, 2023, as amended by the First Amendment thereto dated as of April 14, 2023 (as amended, the “Merger Agreement”) by and among Cibus, Inc., a Delaware corporation (formerly known as Calyxt, Inc.) (the “Company”); Calypso Merger Subsidiary, LLC, a Delaware limited liability company and wholly-owned subsidiary of Calyxt; Cibus Global, LLC, a Delaware limited liability company; and the blocker entities party thereto, following which the Company’s Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), is listed for trading on the Nasdaq Stock Market LLC under the ticker symbol “CBUS”.

For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date hereof and continuing to and including the date six months after the date hereof (the “Lock-Up Period”), the undersigned shall not, and shall not cause or direct any of its affiliates to, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of Class A Common Stock, or any options or warrants to purchase any shares of Class A Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Class A Common Stock (such options, warrants or other securities, collectively, “Derivative Instruments”), including without limitation any such shares or Derivative Instruments now owned or hereafter acquired by the undersigned, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any shares of Class A Common Stock or Derivative Instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of shares of Class A Common Stock or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”) or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above; provided that nothing herein shall restrict any rights to which the undersigned is entitled pursuant to the Registration Rights Agreement entered into by the Company in connection with the consummation of the transactions contemplated by the Merger Agreement. The undersigned represents and warrants that the undersigned is not, and has not caused or directed any of its affiliates to be or become, currently a party to any agreement or arrangement that provides for, is designed to or which reasonably could be expected to lead to or result in any Transfer during the Lock-Up Period.

Notwithstanding the foregoing, the undersigned may Transfer the undersigned’s shares of Class A Common Stock and Derivative Instruments:

(i)	as a bona fide gift or gifts or for bona fide estate planning purposes, provided the donee or donees thereof agree to be bound in writing by the restrictions set forth herein;

(ii)

to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value;

(iii)	in connection with the sale or other Transfer of the undersigned’s shares of Class A Common Stock acquired in open market transactions after the date of this Agreement;

(iv)

in connection with the sale or other Transfer of up to 10% of the undersigned shares of Class A Common Stock and securities convertible into or exchangeable for Class A Common Stock, in each case, held by the undersigned immediately after the closing of the transactions contemplated by the Merger Agreement;

(v)

to the Company in connection with the exercise or settlement of options, warrants or other rights to acquire shares of Class A Common Stock or any security convertible into or exercisable for shares of Class A Common Stock in accordance with their terms (including the settlement of restricted stock units, or similar equity incentive shares, and including, in each case, by way of net exercise and/or to cover withholding tax obligations in connection with such exercise) pursuant to the Company’s 2017 Omnibus Incentive Plan or Equity Incentive Plan (2014 Plan), provided that any such shares issued upon exercise of such option, warrant or other right shall be subject to the restrictions set forth herein;

(vi)	by will or intestacy, provided that the legatee, heir or other transferee, as the case may be, agrees to be bound in writing by the restrictions set forth herein;

(vii)	to any immediate family member, provided that such family member agrees to be bound by the restrictions set forth herein;

(viii)

to a partnership, limited liability company or other entity of which the undersigned and the immediate family members of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(ix)	pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of a marriage or civil union;

(x)

to the Company pursuant to agreements under which the Company has the option to repurchase such shares of Class A Common Stock or Derivative Instruments or a right of first refusal with respect to transfers of such shares of Class A Common Stock or Derivative Instruments upon termination of service of the undersigned;

(xi)

as part of a distribution, transfer or disposition without consideration by the undersigned to its limited or general partners, members, stockholders or affiliates (as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), provided that the transferee agrees to be bound in writing by the restrictions set forth herein;

(xii)

pursuant to a bona fide third-party merger, consolidation, tender offer or other similar transaction involving a Change of Control (defined below) of the Company that is approved by the Company’s board of directors and made to all holders of the Company’s capital stock, provided that, in the event that such Change of Control is not completed, the undersigned’s shares of Class A Common Stock and Derivate Instruments shall remain subject to the restrictions contained in this Lock-Up Agreement and title to the undersigned’s shares of Class A Common Stock of the Company shall remain with the undersigned; or

(xiii)	with the prior written consent of the Company.

For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, the undersigned may transfer the undersigned’s shares of Class A Common Stock and Derivative Instruments by transfer to any corporation, partnership, limited liability company or other legal entity that, directly or indirectly, controls, is controlled by, or is under common control with, the undersigned; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such shares of Class A Common Stock or Derivative Instruments, as the case may be, subject to the provisions of this Agreement and there shall be no further transfer of such shares of Class A Common Stock or Derivative Instruments, as the case may be, except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value.

Notwithstanding anything to the contrary, in the case of clauses (i) through (viii) above, no filing under the Exchange Act or any other public filing or disclosure of such transfer by or on behalf of the undersigned shall be required or voluntarily made during the Lock-Up Period (other than a filing on a Form 5 and other than a required filing on Schedule 13D, Schedule 13D/A, Schedule 13G, Schedule 13G/A or Form 13F). For the purposes of clause (xii), “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than pursuant to the transactions contemplated by the Merger Agreement), of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of the Company (or the surviving entity).

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Class A Common Stock except in compliance with the foregoing restrictions.

Notwithstanding the foregoing, the undersigned may establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided, that (i) no public report or filing under Section 16 of the Exchange Act shall be required during the Lock-Up Period with respect to such trading plan, (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding the establishment of such plan during the Lock-Up Period and (iii) no sales are made during the Lock-Up Period pursuant to such plan.

The undersigned understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns. This Lock-Up Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

The undersigned acknowledges and agrees that the Company has not made any recommendation or provided any investment advice to the undersigned with respect to this Lock-Up Agreement or the subject matter hereof, and the undersigned has consulted its own legal, accounting, financial, regulatory and tax advisors with respect to this Lock-Up Agreement and the subject matter hereof to the extent the undersigned has deemed appropriate.

[Signature Page Follows]

Very truly yours,

Name of Security Holder (Print exact name)

By:
Signature

If not signing in an individual capacity:

Name of Authorized Signatory (Print)

Title of Authorized Signatory (Print)

(indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity))